EXHIBIT 16.1

August 27, 2020

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100F, Street NE.

Washington, DC 20549-7561

Ladies and Gentlemen:

Re: Soltrest, Inc. Commission File No. 333-227526

We have read the statements of the Company pertaining to our firm included in Item 4.01 of the Form 8-K dated August 27, 2020 and are in agreement with the statements contained in that document pertaining to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Michael Gillespie & Associates, PLLC

MICHAEL GILLESPIE & ASSOCIATES, PLLC